Exhibit 12.2

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          For the Six Months
                                                             Ended June 30,
                                                 -------------------------------
Millions of dollars                                   2003                 2002
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
Earnings from continuing operations                  $ 404                $ 151
Provision for income taxes                             305                  139
Minority Interests                                       4                    5
Distributions less than earnings
       from equity investments                          (5)                   -
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         Earnings subtotal                             708                  295
Fixed charges included in earnings:
   Interest expense                                     74                   94
   Interest portion of rentals                          11                   10
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         Fixed charges subtotal                         85                  104
Earnings from continuing operations
   available before fixed charges                    $ 793                $ 399
================================================================================
Fixed charges:
   Fixed charges included in earnings                 $ 85                $ 104
   Capitalized interest                                 35                   19
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         Total fixed charges                         $ 120                $ 123
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Ratio of earnings from operations
   to fixed charges                                    6.6                  3.2
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
(a)  Includes pre-tax Impairment of:                     3                   21

The ratio of earnings, excluding impairment,
       to fixed charges would be:                      6.6                  3.4

(b)  Calculated as one-third of operating rental expense.